Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  March 11, 2008

Central Vermont Reports 2007 Year-End and Fourth Quarter Earnings
RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported 2007 consolidated earnings of $15.8 million, or $1.49 per diluted share of common stock.  This compares to 2006 consolidated earnings of $18.4 million, or $1.66 per diluted share of common stock.

CV reported consolidated earnings of $5.3 million, or 50 cents per diluted share of common stock, for the fourth quarter of 2007.  This compares to consolidated earnings of $6.3 million, or 59 cents per diluted share of common stock, for the fourth quarter of 2006.

"Given significant increases in transmission costs and numerous major storms, including the worst in our history, we are pleased with our performance," said CV President and CEO Bob Young.

CVPS received the Edison Electric Institute's 2007 Emergency Recovery Award for its response to an April storm that caused unprecedented damage and knocked out service to 42 percent of its customers.

"With Public Service Board approval of a 2.3 percent retail rate increase effective Feb. 1, 2008, and continued investments in our core distribution business planned in 2008, we are positioned to continue this kind of high-quality service, and remain firmly on track toward a stable financial future," Young said.

YEAR-TO-DATE PERFORMANCE SUMMARY - 2007 versus 2006
Utility Business
Operating revenues increased $3.4 million due to a $17.0 million increase in retail sales revenue and a $1.3 million increase in other operating revenue, partially offset by a $14.2 million decrease in resale sales revenue and a $0.7 million provision for refund to retail customers.  A 4.07 percent rate increase effective Jan. 1, 2007 added $11.0 million to retail sales revenue, and increased sales volume added $6.0 million.  Retail sales volume increased largely due to an increase in the number of customers, including two small service territory acquisitions in late 2006, and overall customer growth throughout the existing service territory.  The decrease in resale sales revenue resulted from less excess power available for resale primarily due to Vermont Yankee and Millstone Unit #3 scheduled refueling outages in the second quarter of 2007, lower Vermont Yankee output in the third quarter of 2007 and additional Vermont Yankee uprate power that was resold in 2006.

Purchased power costs decreased $8.7 million due to decreased purchases of Vermont Yankee plant output for the reasons described above, lower nuclear plant decommissioning costs and lower output from Independent Power Producers.  These favorable items were partially offset by higher short-term purchases for replacement power during the nuclear plant outages and increased deliveries under the long-term contract with Hydro-Quebec.

Other operating costs increased $18.7 million primarily due to increased transmission and storm restoration costs.  The increase in transmission costs resulted from higher rates, partly due to overall transmission expansion in New England, and lower reimbursements under the NEPOOL Open Access Transmission Tariff.  The increase in storm restoration costs resulted from the April 2007 storm, the most devastating, costly storm in CV's history, and from several other major storms in 2007.  Other factors included increases in professional services and bad debt expense and a third-quarter 2006 reduction of reserves for future environmental remediation, partially offset by lower employee benefit costs.

Equity in earnings from affiliates increased $3.2 million mainly due to earnings from Vermont Transco LLC ("Transco"), which was formed in June 2006 by Vermont Electric Power Company Inc. and its owners, including CV, for construction, maintenance and operation of transmission facilities in Vermont.

Non-utility Business
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") earned $0.5 million in 2007 compared to $0.8 million in 2006.  The decrease is primarily related to interest earned in 2006 on cash proceeds from the December 2005 sale of Catamount Energy Corporation.

QUARTERLY PERFORMANCE SUMMARY - 2007 versus 2006
Utility Business
Operating revenues in the fourth quarter of 2007 increased $1.3 million largely due to the same factors described above.  The rate increase added $2.7 million and increased volume added $1.4 million to retail sales.  Other operating revenues increased $0.7 million, while resale sales revenue decreased $3.3 million and the provision for customer refund decreased revenue by $0.2 million.

Purchased power costs decreased $2.2 million largely due to decreased short-term purchases at lower average market rates, lower nuclear plant decommissioning costs and decreased purchases from Independent Power Producers.  These favorable items were partially offset by higher rates for purchases under the Vermont Yankee power contract.

Other operating costs increased $5.2 million largely due to the same reasons described above.

Non-utility Business
CRC's earnings were $0.1 million in the fourth quarters of 2007 and 2006.

2006 Stock Buyback
In 2006, CV purchased 2.2 million shares of its common stock for $22.50 per share using cash proceeds from the Dec. 20, 2005 sale of Catamount.  The stock buyback decreased common shares outstanding by about 18 percent, resulting in a favorable impact of 8 cents per diluted common share for the year ended Dec. 31, 2007 when compared to 2006.

2008 Financial Guidance
As previously disclosed, CV anticipates 2008 earnings in the range of $1.50 to $1.60 per diluted share. As part of a rate agreement approved by the Vermont Public Service Board, the company’s allowed rate of return is capped at 10.71 percent effective February 1, 2008, down slightly from 10.75 percent.

Webcast
CV will host an earnings teleconference and webcast on March 12, 2008 beginning at 2 p.m. EDT.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Q4 2007 Central Vermont Public Service Earnings Conference Call" link on the company's website at www.cvps.com. An audio archive of the call will be available at approximately 4 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 84108418.

About CV
CV is Vermont's largest electric utility, serving more than 158,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation - Consolidated Reconciliation of Earnings per Diluted Share 2007 vs. 2006
	Three Months Ended December 31	Twelve Months Ended December 31

2006 Earnings per diluted share	$0.59	$1.66

Year-over-Year Effects on Earnings (a):
Higher retail revenues - 4.07 percent rate increase Jan. 1, 2007	.15	.62
Higher retail revenues - primarily volume	.08	.34
Lower purchased power expense	.12	.49
Higher equity in earnings	.01	.19
Lower resale sales revenue	(.19)	(.81)
Higher maintenance costs - primarily 2007 major storms	(.03)	(.33)
Higher transmission costs	(.17)	(.37)
2006 decrease in environmental reserves	-	(.09)
Other	(.06)	(.21)

2007 Earnings per diluted share	$0.50	$1.49

(a) The favorable impact of the April 2006 stock buyback is included in the individual year-to-date EPS variances and not shown separately in the table above.

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Utility Operating Data
Retail sales (mWh)	585,927	581,672	2,320,374	2,284,465

Operating revenues:
Retail sales	$72,083	$68,031	$281,819	$264,772
Resale sales	11,254	14,556	38,935	53,149
Provision for rate refund	(187)	-	(747)	-
Other operating revenue	2,707	1,992	9,100	7,817
Total operating revenue	$85,857	$84,579	$329,107	$325,738

Operating expenses:
Purchased power	$40,590	$42,799	$160,722	$169,448
Other operating expenses	37,946	32,706	145,119	126,398
Income tax (benefit) expense	1,443	2,397	5,291	8,569
Total operating expense	$79,979	$77,902	$311,132	$304,415

Equity in earnings of affiliates (pre-tax)	$1,618	$1,546	$6,430	$3,240

Net Income
Income from continuing operations	$5,256	$6,005	$15,804	$18,101
Income from discontinued operations	-	251	-	251
Net Income	5,256	6,256	15,804	18,352
Preferred stock dividend requirements	92	92	368	368
Earnings available for common stock	$5,164	$6,164	$15,436	$17,984

Weighted average shares of common stock outstanding:
Basic	10,222,378	10,353,568	10,185,930	10,756,027
Diluted	10,380,808	10,443,931	10,350,191	10,827,182

Earnings per share of common stock - basic
Continuing operations	$0.51	$0.58	$1.52	$1.65
Discontinued operations	-	$0.02	-	$0.02
Basic earnings per share	$0.51	$0.60	$1.52	$1.67
Earnings per share of common stock - diluted
Continuing operations	$0.50	$0.57	$1.49	$1.64
Discontinued operations	-	$0.02	-	$0.02
Diluted earnings per share	$0.50	$0.59	$1.49	$1.66

Dividends declared per share of common stock	-	-	$0.92	$0.69
Dividends paid per share of common stock	$0.23	$0.23	$0.92	$0.92

Catamount Resources Corporation:
Earnings per basic and diluted share of common stock	$0.01	$0.01	$0.05	$0.07

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com